Exhibit 99.1

Hercules Technology Announces Second Quarter 2010 Financial Results
and Declares a $0.20 Cash Dividend

~ New commitments of approximately $217.0 million ~

~ Net Investment Income up approximately 22% ~

~ Unfunded commitments of approximately $99.0 million, up five-fold ~

~ Strong liquidity position at over $210.0 million ~

~ Repurchased $3.5 million of common stock~

PALO ALTO, Calif.--(BUSINESS WIRE)--August 5, 2010--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology, clean technology, and life science companies at all stages of development, announced today its financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights:

  Originated approximately $217.0 million to new and existing portfolio companies, up 128.0% from approximately $95.0 million in the first quarter.
  Increased total investment portfolio during the second quarter by approximately $52.0 million or 13.6% to $431.5 million.
  Increased total investment income by 15.8% to $14.5 million for the second quarter of 2010.
  Increased net investment income or “NII” during the quarter by 22.3% to $6.9 million. Net investment income per share was $0.19 for the second quarter of 2010, compared to $0.16 per share in the first quarter of 2010.
  Net interest margin or “NIM” was 11.31% for the second quarter of 2010, compared to 9.34% for the first quarter of 2010.
  Taxable distributable income for the quarter increased 11.0% for the second quarter to approximately $6.2 million or $0.18 per share.
  Received approximately $52.0 million of principal repayments, including approximately $30.0 million of unscheduled early repayments.

  Declared our twentieth consecutive dividend since inception of $0.20 per share, payable on September 17, 2010, to shareholders of record as of August 12, 2010.

“This was a significant quarter with key milestones for Hercules,” said Manuel A. Henriquez, co-founder, chairman and chief executive officer of Hercules. “We closed over $215.0 million in new commitments, our highest level since 2Q08, and harvested over $3.4 million of realized gains. We also grew net investment income “NII”, increased net interest margins or “NIM” to above 11% while also realizing higher effective yield from our investment portfolio of approximately 17%. This was all achieved through the hard work and dedication of our employees.

“Because of Hercules’ leadership position within the venture capital marketplace as one of the largest providers of venture debt, we continue to maintain a robust pipeline of deal flow, which currently exceeds $1 billion, to fuel continued growth for the remainder of 2010 and beyond. This growth reflects many positive trends developing in the technology, clean technology and life sciences industries. Progress in rebuilding our investment portfolio is well underway and the cornerstone upon which future earnings and dividend growth will be built as we convert many of these new investment opportunities to earning assets in the coming quarters. Hercules deleveraged its balance sheet over a period of many quarters, and we think it is prudent to approach rebuilding it with similar discipline over a similar period. We remain encouraged that the steady pace of economic recovery continues and believe that the growing sense of optimism will have a positive impact on loan demand for growth capital among our VC-backed clients.

“Venture-backed company IPO activity in the second quarter of 2010 was the highest since the fourth quarter of 2007 and the third consecutive quarter for increased IPO offerings. Hercules has warrant positions in over 80 venture stage companies, of which four of those companies have recently filed for initial registration statements to go public (Horizon Pharma, Reply!com, Nexx Systems and Everyday Health). Despite the mixed signals coming from the broader U.S. economy, we believe these investment trends will serve as a tailwind as we continue to grow our portfolio.

“Credit quality for our overall portfolio continued to improve, reflecting renewed access to venture financing and improved operating performance for a number of our portfolio companies. We made a decision this quarter to write-off one investment, which accounted for most of our net asset depreciation. Notwithstanding, we remain proud of our credit performance which was stress tested during the last down-turn and demonstrated resiliency. As we continue to grow our investment portfolio, we expect to keep a steady hand on the credit tiller as we continue to pursue our core strategy of growing quality assets at the appropriate balance of risk and return as we have done since our inception,” concluded Henriquez.

Second Quarter Review and Operating Results

Investment Portfolio

During the second quarter, Hercules significantly increased investment origination activities, achieving new commitments totaling approximately $217.0 million to both new and existing portfolio companies, including loan restructurings. We funded and restructured approximately $145.0 million to new and existing portfolio companies during the second quarter of 2010.

The fair value of Hercules’ total investment portfolio at June 30, 2010, was $431.5 million as compared to $380.0 million at the end of the first quarter of 2010. A break-down of the total investment portfolio by category, quarter over quarter, is highlighted below:

Total Investment Portfolio (at Fair Value, In $ Millions)

	Q2 2010	Q1 2010	Change
Interest Earning Debt Investments
Loans	$373.9	$321.6	16.3%
Non-Interest Earning Equity
Equity Investments	$37.6	$45.2	(16.8)%
Warrant Portfolio	$20.0	$13.2	51.8%
Total Investment Assets	$431.5	$380.0	13.6%

Hercules held warrant positions in approximately 86 venture stage technology and life science portfolio companies. If these warrants were exercised, Hercules would be required to invest approximately $62.0 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance.

During the second quarter, Hercules recorded $3.4 million of net realized gains from its loans, warrant and equity investments primarily attributable to the sale of a portion of the Company’s equity position in InfoLogix and Ancestry.com. These realized gains offset our tax loss carryforward.

In addition, Hercules recorded $14.9 million of net unrealized depreciation from its loans, warrant and equity investments related to fair value accounting requirements and overall public stock holding performance.

As of June 30, 2010, Hercules had unfunded debt commitments of approximately $99.0 million, up from approximately $20.0 million at March 31, 2010. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.

Hercules finished the second quarter with approximately $143.0 million in signed non-binding term sheets with eight companies, which generally convert to contractual commitments within approximately 45 to 60 days of signing. Non-binding term sheets are subject to completion of the Company’s due diligence, investment committee approval, and legal review, as well as the negotiation of definitive documentation with the prospective portfolio companies. It is important to note, that not all signed non-binding term sheets are expected to close and do not necessarily represent any future cash requirements.

The effective yield on our debt investments during the second quarter of 2010 was approximately 16.7% compared to the preceding quarter yield of approximately 14.5%. The effective yield is derived by dividing total investment income, which includes one-time fees, by the weighted average earning assets during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Income Statement

Total investment income in the second quarter of 2010 was $14.5 million compared to approximately $12.5 million in the first quarter of 2010. Approximately $1.5 million of the increase is due to an increase in interest income due to a higher average outstanding loan portfolio and approximately $500,000 is due to fee acceleration and one-time fees.

Interest expense and loan fees driven by borrowing activities primarily attributed to our SBA debentures were $2.4 million during the second quarter of 2010 as compared to approximately $2.3 million in the first quarter of 2010. At June 30, 2010, Hercules had no borrowings outstanding under either the Wells Fargo Facility or the Union Bank Facility. The Company had a weighted average debt balance outstanding during the quarter of approximately $133.6 million, and a weighted average cost of debt of approximately 7.0% at June 30, 2010, slightly lower than during the first quarter of 2010.

Total operating expenses, excluding interest expense and loan fees, for the second quarter of 2010 were $5.3 million, as compared to approximately $4.6 million for the first quarter of 2010. This increase is primarily attributed to new hires and increases in the bonus accrual and stock-based compensation.

Net investment income or “NII” for the second quarter of 2010 was $6.9 million, compared to the first quarter of 2010 of approximately $5.6 million. The increase was primarily attributed to higher fees and interest earned as previously highlighted above.

Adjusted net investment income or “Adjusted NII” per share was approximately $0.19 based on 35.3 million basic shares outstanding, for the quarter ended June 30, 2010. Adjusted NII excludes the impact of dividends paid on unvested restricted shares on per share calculations as required under the Two Class Method. Adjusted NII is defined under “Non-GAAP Financial Measures” on the last page of this release. Reconciliations between GAAP and Adjusted NII (Non-GAAP) measures can be found in the attached financial table.

Dividends

The Board of Directors declared a cash dividend of $0.20 per share that will be payable on September 17, 2010 to shareholders of record as of August 12, 2010. This dividend would represent the Company’s twentieth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $5.61 per share.

Our Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, our Board of Directors may also determine to pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

Share Repurchases

The Company repurchased 377,708 shares in the second quarter at an approximate average cost of $9.17 per share for a total cost of approximately $3,460,000. Cumulative repurchases total 402,833 shares at an average cost of $9.18 for a total cost of approximately $3,699,000. The repurchase program expires in August 2010.

Liquidity and Capital Resources

The Company ended the second quarter with approximately $210.0 million in liquidity through credit facilities and cash, of which $52.8 million is in cash and cash equivalents.

Hercules has access to a committed credit facility with Wells Fargo for $50.0 million in initial credit capacity under a $300.0 million accordion or expandable credit facility as other additional lenders may be added to the facility over time to reach the total credit facilities potential of up to $300.0 million. The Company continues to be in discussions with various other potential lenders to join the facility; however, there is no assurance that additional lenders may join the facility. Pricing of the credit facility is LIBOR+3.25% with a floor of 5.0%, an advance rate of approximately 50% against eligible loans, and secured by loans in the borrowing base. At June 30, 2010, there were no borrowings outstanding under this facility.

Hercules has access to a $20.0 million, one-year credit facility with Union Bank. Pricing of the credit facility is LIBOR+2.25% with a floor of 4.0%, an advance rate of 50% against eligible loans, and secured by loans in the borrowing base. At June 30, 2010, there were no borrowings outstanding under this facility.

As of June 30, 2010, the Company had $137.1 million drawn under its first SBIC license, as part of its total debenture commitment of $150.0 million. In addition, during the quarter, Hercules received approval for its second SBIC license allowing the Company access to an additional $75.0 million subject to compliance with SBA regulations and an additional capital contribution by Hercules of $37.5 million into the new SBIC subsidiary, of which $25.0 million was contributed as of June 30, 2010. Approximately $12.9 million of borrowings remains available under the first SBA license and $25.0 million is available under the second license. There have been no debentures issued on the second license and up to $75.0 million is available, contingent upon SBA approval and full funding of the second license.

All of the Company’s SBIC debenture borrowings are exempt from the 200% asset coverage ratio, or more commonly referred to as the 1-to-1 debt to equity ratio, with which BDCs must comply.

Based on Hercules' existing stockholders' equity coupled with the Company’s ability to exclude the SBA leverage from its 200% asset coverage ratio, the Company has the potential to leverage its balance sheet up in excess of $500.0 million. At June 30, 2010, our adjusted BDC leverage was 0.0% which excludes all SBIC debentures and approximately 38.6% leverage ratio at June 30, 2010 when including the SBIC debentures. However, there is no assurance that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company’s available borrowing capacity or expand its existing credit facilities.

Net Asset Value

At June 30, 2010, the Company’s net assets were $352.7 million compared to approximately $366.4 million as of March 31, 2010, representing net asset value per share of $9.80 and $10.11, respectively. This decrease in net assets is primarily attributable to the unrealized depreciation of $14.9 million in the investment portfolio.

Portfolio Asset Quality and Diversification

As of June 30, 2010, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1 $58.4 million or 15.6% of the total portfolio

Grade 2 $207.8 million or 55.6% of the total portfolio

Grade 3 $67.8 million or 18.1% of the total portfolio

Grade 4 $39.2 million or 10.5% of the total portfolio

Grade 5 $0.8 million or 0.2% of the total portfolio

At June 30, 2010, the weighted average loan grade of the portfolio improved to 2.33, compared with 2.35 as of March 31, 2010, on a scale of 1 to 5, with 1 being the highest quality. As of June 30, 2010, Hercules had three investments on non-accrual status that represented less than 0.01% of the portfolio at fair value.

Hercules’ portfolio diversification as of June 30, 2010, was as follows:

  21.0% in software companies
  13.5% in communications and networking companies
  12.2% in drug discovery companies
  12.0% in consumer and business product companies
  8.2% in drug delivery companies
  7.1% in specialty pharmaceutical companies
  6.1% in information services
  5.4% in therapeutic companies
  3.5% in electronics and computer hardware companies
  2.9% in Internet companies
  2.2% in diagnostic companies
  2.2% in surgical device companies
  1.5% in biotechnology tools companies
  1.4% in semiconductor companies
  0.5% in media/content/info companies
  0.3% in energy companies

Subsequent Events

In August 2010, Horizon Pharma, Inc. (formerly Horizon Theraputics, Inc.) announced it had filed its S-1 registration statement with the Securities and Exchange Commission for a proposed initial public offering (“IPO”). Hercules currently has four portfolio companies which have filed their S-1 registration statements, including Horizon Pharma, Everyday Health, Nexx Systems, and Reply!com.

As of August 5, 2010, Hercules closed $52.0 million of commitments in the third quarter as previously announced. Additionally, Hercules has $62.2 million in pending commitments.

As of August 5, 2010, Hercules entered into approximately $367.5 million in closed and pending commitments (signed term sheets) since the beginning of the year. This breaks down as follows:

2010 Closed Commitments and Pending Commitments (in millions)
1st Half 2010 Closed Commitments(a)	$253.3
Q3 Closed Debt Commitments (as of August 5, 2010)	$52.0
Total 2010 Closed Commitments(b)	$305.3
Pending Commitments (as of August 5, 2010)(c)	$62.2
Total	$367.5
(a). 1st half 2010 closed commitments excludes $59.2 million of credit restructures and renewals
(b). Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close
(c). Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements

On July, 2010, the NASDAQ granted Infologix, one of our portfolio companies, a request for an extension of time to regain compliance with the $2.5 million minimum stockholders' equity requirement for continued listing on the NASDAQ Stock Market. The extension granted by the NASDAQ requires, among other things, the occurrence of certain events by August 15, 2010 and Infologix's ability to regain compliance with all the requirements for continued listing on the NASDAQ by October 18, 2010. There can be no assurances that the Company will be able to comply with this decision.

Conference Call

Hercules has scheduled its 2010 first quarter financial results conference call for August 5, 2010 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the passcode 86966559.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology, clean technology, and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	June 30,
	2010	December 31,
	(unaudited)	2009
Assets
Investments:
Non-Control/Non-Affiliate investments (cost of $408,570 and $353,648, respectively)	$390,399	$335,979
Affiliate investments (cost of $2,880 and $2,880)	3,218	2,274
Control investments (cost of $44,583 and $23,823, respectively)	37,904	32,184
Total investments, at value (cost of $456,033 and $380,351 respectively)	431,521	370,437
Deferred loan origination revenue	(4,893)	(2,425)
Cash and cash equivalents	52,751	124,828
Interest receivable	11,114	10,309
Other assets	6,948	5,818

Total assets	497,441	508,967

Liabilities
Accounts payable and accrued liabilities	7,658	11,852
Short-term credit facility	-	-
Long-term credit facility	-	-
Long-term SBA Debentures	137,100	130,600

Total liabilities	144,758	142,452

Net assets	$352,683	$366,515

Net assets consist of:
Common stock, par value	36	35
Capital in excess of par value	408,502	409,036
Unrealized appreciation (depreciation) on investments	(25,141)	(10,028)
Accumulated realized gains (losses) on investments	(24,408)	(28,129)
Distributions in excess of investment income	(6,306)	(4,399)

Total net assets	$352,683	$366,515

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	35,972	35,634

Net asset value per share	$9.80	$10.29

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Investment income:
Interest income
Non-Control/Non-Affiliate investments	$11,863	$15,857	$22,293	$33,679
Affiliate investments	-	-	-	153
Control investments	916	-	1,721	-
Total Interest Income	12,779	15,857	24,014	33,832
Fees
Non-Control/Non-Affiliate investments	1,648	3,623	2,761	6,079
Affiliate investments	-	-	-	19
Control investments	74	-	246	-
Total fees	1,722	3,623	3,007	6,098
Total investment income	14,501	19,480	27,021	39,930
Operating expenses:
Interest	2,072	2,106	4,098	5,265
Loan fees	306	329	603	1,274
General and administrative	1,651	1,880	3,540	3,351
Employee compensation:
Compensation and benefits	2,859	2,828	5,097	5,712
Stock-based compensation	750	516	1,207	948
Total employee compensation	3,609	3,344	6,304	6,660
Total operating expenses	7,638	7,659	14,545	16,550

Net investment income	6,863	11,821	12,476	23,380

Net realized gain (loss) on investments	3,359	(4,186)	3,721	(5,332)
Net increase (decrease) in unrealized appreciation on investments	(14,852)	(20,694)	(15,112)	(26,625)
Net realized and unrealized gain (loss)	(11,493)	(24,880)	(11,391)	(31,957)
Net increase (decrease) in net assets resulting from operations	$(4,630)	$(13,059)	$1,085	$(8,577)

Net investment income before investment gains and losses per common share:
Basic	$0.19	$0.34	$0.35	$0.69
Diluted	$0.19	$0.34	$0.34	$0.69

Change in net assets per common share:
Basic	$(0.14)	$(0.38)	$0.02	$(0.26)
Diluted	$(0.14)	$(0.38)	$0.02	$(0.26)

Weighted average shares outstanding
Basic	35,260	34,632	35,266	33,702
Diluted	35,260	34,632	36,043	33,702

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
RECONCILIATION
(in thousands, except per share data)

	Three Months Ended June 30,
	2010	2009

Reconcilation of Adjusted NII to Net Investment Income
Net investment income	$6,863	$11,821
Dividends paid on unvested restricted shares(1)	(169)	(149)
Net investment income, net of dividends paid on unvested shares	$6,694	$11,672

Net investment income before investment gains and losses per common share:(2)
Basic	$0.19	$0.34
Diluted	$0.19	$0.34

Adjusted Net investment income before investment gains and losses per common share:(3)
Basic	$0.19	$0.34
Diluted	$0.19	$0.34

Weighted average shares outstanding
Basic	35,260	34,632
Diluted	36,107	35,210

(1) Unvested restricted shares as of the dividend record date in the second quarter of 2010 and 2009 was 845,000 and 498,000, respectively.
(2) Net investment income per share is calculated as the ratio of net investment income allocated to common shareholders divided by weighted average shares outstanding.

(3) Adjusted net investment income per share is calculated as net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Non-GAAP Financial Measures:

Adjusted net investment income per basic and diluted share,” Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com